Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in the Cayman Islands with limited liability)
(Stock Code: 1128)

ANNOUNCEMENT OF INTERIM RESULTS FOR THE SIX MONTHS ENDED 30 JUNE 2011

The Board of Directors of Wynn Macau, Limited (the “Company”) is pleased to announce the unaudited consolidated results of the Company and its subsidiaries (collectively, the “Group”) for the six months ended 30 June 2011 as follows.

FINANCIAL HIGHLIGHTS

	Group For the six months ended 30 June

	2011	2010
	HK$	HK$
	(in thousands, except share amounts)

Casino revenues	13,510,030	9,510,861
Other revenues	827,753	629,092
EBITDA	3,909,496	2,618,907
Profit attributable to owners(1)	2,412,447	1,906,609
Earnings per Share — basic and diluted	47 cents	37 cents

(1)
Net profit in the six months ended 30 June 2011 included a HK$831.1 million charge representing the present value of a charitable contribution made by WRM to the University of Macau Development Foundation. This contribution consists of a MOP200.0 million (approximately HK$194.2 million) payment made in May 2011, and a commitment for additional donations of MOP80.0 million (approximately HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive, for a total of MOP1,080.0 million (approximately HK$1,048.5 million). Excluding this one time charge, net profit in the six months ended 30 June 2011 would have been HK$3.2 billion, a 70.1% increase from the HK$1.9 billion in the six months ended 30 June 2010.

DIVIDEND

The Board has not recommended an interim dividend payment for the six months ended 30 June 2011.

* For identification purpose only

Condensed Consolidated Statement of Comprehensive Income

		Group For the Six Months Ended 30 June

		2011	2010
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(unaudited)

Operating revenues
Casino		13,510,030	9,510,861
Rooms		65,865	57,022
Food and beverage		94,198	76,033
Retail and other		667,690	496,037

		14,337,783	10,139,953

Operating costs and expenses
Gaming taxes and premiums		6,962,293	4,884,481
Staff costs		1,026,103	879,201
Other operating expenses	3	2,476,222	1,848,372
Depreciation and amortization		540,572	445,363
Property charges and other	4	849,311	22,945

		11,854,501	8,080,362

Operating profit		2,483,282	2,059,591

Finance revenues	5	9,917	268
Finance costs		(135,939)	(107,087)
Net foreign currency differences		12,003	(4,494)
Changes in fair value of interest rate swaps		46,679	(5,586)

		(67,340)	(116,899)

Profit before tax		2,415,942	1,942,692

Income tax expense	6	3,495	36,083

Net profit and total comprehensive income attributable to owners of the Company		2,412,447	1,906,609

Basic and diluted earnings per Share	7	47 cents	37 cents

Condensed Consolidated Statement of Financial Position

		Group
		As at	As at
		30 June 2011	31 December 2010
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(audited)

Non-current assets
Property and equipment, net and construction in progress		7,945,771	8,352,187
Leasehold interest in land		462,826	475,129
Goodwill		398,345	398,345
Deposits for acquisition of property and equipment		26,214	24,881
Held-to-maturity investments	8	257,843	—
Other non-current assets		189,097	188,133

Total non-current assets		9,280,096	9,438,675

Current assets
Inventories		159,581	173,758
Trade and other receivables	9	458,562	485,413
Prepayments and other current assets		67,307	45,167
Amounts due from related companies	13	161,300	386,295
Cash and cash equivalents		7,483,917	3,819,163

Total current assets		8,330,667	4,909,796

Current liabilities
Accounts payable	10	1,104,258	1,018,086
Other payables and accruals	11	4,554,736	3,665,441
Amounts due to related companies	13	206,839	235,922
Interest-bearing loans and borrowings	12	1,153,464	—
Interest rate swaps		54,435	45,730
Income tax payable		11,960	15,455
Other current liabilities		26,490	—

Total current liabilities		7,112,182	4,980,634

Net current assets/(liabilities)		1,218,485	(70,838)

Total assets less current liabilities		10,498,581	9,367,837

Condensed Consolidated Statement of Financial Position (continued)

		Group
		As at	As at
		30 June 2011	31 December 2010
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(audited)
Non-current liabilities
Interest-bearing loans and borrowings	12	3,038,032	4,949,703
Interest rate swaps		—	55,378
Other payables and accruals	11	563,571	—
Other long-term liabilities		161,939	65,667

Total non-current liabilities		3,763,542	5,070,748

Net assets		6,735,039	4,297,089

Equity
Equity attributable to owners of the Company
Issued capital		5,188	5,188
Share premium account		153,436	152,657
Reserves		6,576,415	4,139,244

Total equity		6,735,039	4,297,089

Notes to Interim Financial Information

1.	BASIS OF PREPARATION AND PRESENTATION

This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2010. The accounting policies and basis of preparation adopted in the preparation of the interim financial information are the same as those used in the annual financial statements for the year ended 31 December 2010, except for the Group’s new investments as described below and the adoption of certain new and revised International Financial Reporting Standards (“IFRSs”) for the first time in the current period as disclosed in “Application of new and revised IFRSs” below.

Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held to maturity when the Group has the positive intention and ability to hold to maturity. Held-to-maturity investments are initially recognized on the settlement date and are subsequently measured at amortized cost less any allowance for impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included in finance revenues in the statement of comprehensive income. The loss arising from impairment is recognized in the statement of comprehensive income in other operating expenses.

Application of new and revised IFRSs

The Group has adopted the following new and revised IFRSs for the first time for the current period’s interim financial information:

IFRS 1 Amendment	Amendment to IFRS 1 First-time Adoption of International Financial Reporting Standards — Limited Exemption from Comparatives IFRS 7 Disclosure for First-time Adopters
IAS 24 (Revised)	Related Party Disclosures
IAS 32 Amendment	Amendment to IAS 32 Financial Instruments: Presentation — Classification of Right Issues
IFRIC 14 Amendments	Amendments to IFRIC 14 Prepayments of a Minimum Funding Requirement
IFRIC 19	Extinguishing Financial Liabilities with Equity Instruments
Improvements to IFRSs issued in May 2010	Amendments to a number of IFRSs

The adoption of these new and revised IFRSs and interpretations has had no significant financial effects on the interim financial information and there have been no significant changes to the accounting policies applied in the interim financial information.

The Group has not early adopted the new and revised IFRSs that have been issued, but are not yet effective.

Reclassifications

Certain amounts in the interim financial information for the six months ended 30 June 2010 have been reclassified to be consistent with the current period’s presentation. These reclassifications have no effect on the previously reported profit for the prior period.

2.	SEGMENT REPORTING

The Group currently operates in one business segment, namely, the management of its casino, hotel, retail and food and beverage operations. A single management team reports to the chief operating decision-maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments.

3.	OTHER OPERATING EXPENSES

	Group
	For the Six Months Ended 30 June
	2011	2010
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)

Gaming promoters’ commissions	960,524	651,828
Royalty fees	574,131	401,877
Cost of sales	358,640	273,191
Corporate support services and other	90,667	68,915
Advertising and promotions	86,298	96,370
Utilities and fuel	84,506	69,363
Operating supplies and equipment	70,012	59,553
Other support services	44,689	37,186
Provision for doubtful accounts	42,195	36,131
Operating rental expenses	10,723	11,856
Auditor’s remuneration	1,760	2,064
Other	152,077	140,038

	2,476,222	1,848,372

4.	PROPERTY CHARGES AND OTHER

“Property charges and other” includes a donation made by the Group to the University of Macau Development Foundation (the “Foundation”). In May 2011, the Group entered into an agreement with the Foundation to donate a certain amount to the Foundation with the primary purpose of supporting the creation, promotion, operation, and other activities related to the Asia-Pacific Academy of Economics and Management created by the University of Macau. Under such agreement, the Group donated MOP200.0 million (approximately HK$194.2 million) in May 2011, and for each of the years from 2012 through 2022, the Group will donate MOP80.0 million (approximately HK$77.7 million). As a result of the above arrangement, the Group recognized approximately HK$831.1 million representing the present value of the donation as an expense for the six months ended 30 June 2011. No such arrangement exists for the six months ended 30 June 2010.

5.	FINANCE REVENUES

	Group
	For the Six Months Ended 30 June
	2011	2010
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)

Interest income from:
Listed held-to-maturity investments	702	—
Unlisted held-to-maturity investments	14	—
Cash at banks	9,201	268

	9,917	268

6.	INCOME TAX EXPENSE

	Group
	For the Six Months Ended 30 June
	2011	2010
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)

Income tax expense:
Current — overseas	3,495	3,495
Deferred	—	32,588

	3,495	36,083

No provision for Hong Kong profit tax for the six months ended 30 June 2011 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2010: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2010: 12%). For the six months ended 30 June 2011 and 30 June 2010, the current tax provision of HK$3.5 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement.  For the six months ended 30 June 2011, WRM did not recognize a deferred income tax benefit for increases in deferred tax assets due to uncertainty regarding future realization.  For the six months ended 30 June 2010, WRM recorded a deferred income tax provision of HK$32.6 million as the result of derecognizing certain deferred tax assets. Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits. On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. Accordingly, the Group was exempted from the payment of approximately HK$267.5 million in such tax for the six months ended 30 June 2011 (six months ended 30 June 2010: HK$215.6 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

In June 2009, WRM entered into an agreement with the Macau Special Administrative Region that provided for an annual payment of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region as a payment in lieu of Complementary Tax otherwise due by the WRM shareholders on dividend distributions from gaming profits. This agreement covered dividend distributions of gaming profit earned in the years 2006 through 2010. On 3 November 2010, WRM applied for a 5-year extension of this agreement for the years ending 31 December 2011 through 2015. On 19 July 2011, WRM received notification that the 5-year extension had been ratified and that an annual payment of MOP15.5 million (approximately HK$15.0 million) would be due to the Macau Special Administrative Region for each of the years 2011 through 2015.

The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2006 to 2010 Macau income tax returns remain subject to examination by the Macau Finance Bureau. During the six months ended 30 June 2011, the Group received the results of the Macau Finance Bureau’s examination of its 2006 and 2007 Macau Complementary Tax returns. During July 2011, the Group filed an appeal of the examinations findings. The Group does not anticipate that the resolution of theses issues will result in significant tax payments and believes that the tax reserves established for any uncertain tax issues is adequate with respect to these years.

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. With respect to these items, as at 30 June 2011, the Group has provided a reserve of HK$41.9 million (31 December 2010: HK$41.9 million) and included this amount in “other long-term liabilities”. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. As a result of the lack of authoritative guidance regarding the computation of the Group’s Complementary Tax exemptions, the Group establishes reserves for its estimates of additional tax exposures if such exemptions are denied by the Macau tax authorities.

7.	EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY

The calculation of basic earnings per Share for the six months ended 30 June 2011 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,187,508,287 in issue during the period (six months ended 30 June 2010: 5,187,500,000).

The calculation of diluted earnings per Share for the six months ended 30 June 2011 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of 5,187,928,658 Shares (six months ended 30 June 2010: 5,187,500,000); including Shares of 5,187,508,287 issued during the period (six months ended 30 June 2010: 5,187,500,000) plus 420,371 (30 June 2010: Nil) potential Shares arising from exercise of share options.

8.	HELD-TO-MATURITY INVESTMENTS

Held-to-maturity investments as at 30 June 2011 represent listed and unlisted debt securities at amortized cost of approximately Offshore RMB151.5 million (approximately HK$182.2 million) (31 December 2010: Nil) and Offshore RMB62.8 million (approximately HK$75.6 million) (31 December 2010: Nil) respectively. These investments have maturities up to three years from the reporting date.

The total fair value of the held-to-maturity investments as at 30 June 2011 are approximately HK$256.6 million (31 December 2010: Nil).

The maximum exposure to credit risk at the reporting date is the carrying amount of the held- to-maturity investments.

9.	TRADE AND OTHER RECEIVABLES

	Group
	As at	As at
	30 June 2011	31 December 2010
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)

Casino	614,852	701,235
Hotel	7,836	10,426
Retail leases and other	212,829	108,512

	835,517	820,173
Less: allowance for doubtful accounts	(376,955)	(334,760)

Total trade and other receivables, net	458,562	485,413

An aged analysis of trade and other receivables is as follows:

	Group
	As at	As at
	30 June 2011	31 December 2010
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)

Within 30 days	157,172	272,664
31 to 60 days	139,075	106,525
61 to 90 days	79,663	134,969
Over 90 days	459,607	306,015

	835,517	820,173
Less: allowance for doubtful accounts	(376,955)	(334,760)

Net of allowance for doubtful accounts	458,562	485,413

Substantially all of the trade and other receivables as at 30 June 2011 and 31 December 2010 were repayable within 14 days.

10.	ACCOUNTS PAYABLE

During the six months ended 30 June 2011 and 2010, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows:

	Group
	As at	As at
	30 June 2011	31 December 2010
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)

Within 30 days	972,306	886,886
31 to 60 days	9,353	11,313
61 to 90 days	2,792	3,067
Over 90 days	119,807	116,820

	1,104,258	1,018,086

The “Over 90 days” balance included HK$106.1 million of short-term construction retention and construction payables at 30 June 2011 (31 December 2010: HK$111.2 million).

11.	OTHER PAYABLES AND ACCRUALS

	Group
	As at	As at
	30 June 2011	31 December 2010
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)

Current
Gaming taxes payable	1,212,944	1,275,716
Outstanding chip liabilities	2,545,971	1,706,248
Customer deposits	536,768	435,812
Donation payable	77,670	—
Other liabilities	181,383	247,665

	4,554,736	3,665,441

Non-current
Donation payable	563,571	—

12.	INTEREST-BEARING LOANS AND BORROWINGS

	Group
	As at	As at
	30 June 2011	31 December 2010
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)

7-Year term loan — secured (as amended)	4,287,223	4,287,283
5-Year revolving credit facility — secured (as amended)	—	779,521
Less: debt financing costs, net	(95,727)	(117,101)

Total interest-bearing loans and borrowings — secured	4,191,496	4,949,703
Current portion of long term interest-bearing loans and borrowings — secured	(1,153,464)	—

	3,038,032	4,949,703

The WRM term loan matures in June 2014, and the WRM revolving credit facility matures in June 2012. The principal amount of the WRM term loan is required to be repaid in quarterly installments, commencing in September 2011.  Borrowings under the Wynn Macau Credit

Facilities bore interest at LIBOR or HIBOR plus a margin of 1.75% through 30 September 2010. Commencing in the fourth quarter of 2010, the WRM revolving credit facility, the WRM term loan hotel facility and the WRM term loan project facility tranches A (US$18,500,000) and B (HK$2,451,150,000) are subject to a margin of 1.25% to 2.00% depending on the Group’s leverage ratio at the end of each quarter. The WRM term loan project facility tranche C (US$125,000,000) remains subject to a margin of 1.75%. As at 30 June 2011, the weighted average margin is 1.29%.

During the six months ended 30 June 2011, the Group repaid HK$779.5 million (six months ended 30 June 2010: HK$2.9 billion) of borrowings under the WRM revolving credit facility. As at 30 June 2011, the Group had approximately HK$7.7 billion (31 December 2010: HK$7.0 billion) available under the credit facilities.

13.	RELATED PARTY DISCLOSURES

As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand.

The Group had the following material transactions with related companies:

			Group For the Six Months Ended 30 June
Name of Related Company	Relation to the Company	Primary Nature of Transactions	2011 HK$	2010 HK$
			(in thousands)
			(unaudited)	(unaudited)

Wynn Resorts, Limited	Ultimate parent company	Royalty fees(i)	574,131	401,877

Wynn Resorts, Limited	Ultimate parent company	Corporate support services(ii)	82,765	65,850

Wynn Resorts, Limited	Ultimate parent company	Share-based payment expenses	23,992	22,770

WIML	Subsidiary of Wynn Resorts, Limited	International marketing expenses(iii)	43,657	36,049

Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	Staff secondment payroll charges(iv)	21,659	31,477

			Group For the Six Months Ended 30 June
Name of Related Company	Relation to the Company	Primary Nature of Transactions	2011 HK$	2010 HK$
			(in thousands)
			(unaudited)	(unaudited)

Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	Design/development payroll	12,303	9,543

Las Vegas Jet, LLC	Subsidiary of Wynn Resorts, Limited	Airplane usage charges(ii)	7,902	3,065

All of the above transactions are noted as continuing related party transactions.

Notes:

(i) Royalty fees

Prior to Listing, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC (together, the “Licensors”) under which the Licensors licensed to WRM certain trademarks and service marks, other marks and works, domain names, and hotel casino design, development and management know-how (collectively, the “Intellectual Property Rights”). On 19 September 2009, each of the Company and WRM entered into an intellectual property license agreement with the Licensors (together, the “IP License Arrangement”), which has a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described below.  The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Mr. Stephen A. Wynn, in respect of a third party’s intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month. For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the Group’s accounting policies and prepared in accordance with IFRSs as in effect from 31 December 2008. If any other subsidiary of the Company (other than WRM) acquires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

The following table presents a reconciliation of total operating revenues (as reported in the Group’s interim financial information) to WRM’s IP gross revenues as used for purposes of the IP License Arrangement between WRM and the Licensors.

	Group For the six months ended 30 June
	2011	2010
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)

Total operating revenues	14,337,783	10,139,953
Commissions and discounts included in operating revenues	4,160,280	2,845,470
Promotional allowances	641,535	408,214

IP gross revenues	19,139,598	13,393,637

(ii)	Corporate support services

Wynn Resorts, Limited provides corporate support services to assist the Group. These services consist of a limited number of executives in relevant areas assisting the Group on certain matters. The assistance includes guidance on certain issues and ensuring that, from a regulatory standpoint, Wynn Resorts, Limited’s standard operating procedures are followed and maintained by the Group. The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year.

Similarly, WML and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to have access to the services of any of the Group’s employees provided that such services do not materially interfere with such employee’s obligations to, and responsibilities with, the Group.  For services provided by the Group’s employees, Wynn Resorts, Limited shall pay for the services based on an actual cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense on a reimbursement basis.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM has reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that the Group could own in the future.

(iii)	International marketing expenses

WIML, a subsidiary of Wynn Resorts, Limited, (i) provides administrative, promotional, and marketing services as well as a limited number of marketing executives to attract and introduce customers to WRM, and (ii) employs certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Company’s behalf and seconds the Foreign Resident Staff to the Group.

These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(iv)	Staff secondment payroll charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements.  During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM.  The seconded employees live and work in Macau for the duration of the secondment periods.  Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM, including:

	•	Wages-regular and overtime;

	•	Bonuses and commissions;

	•	Vacation pay and sick leave;

	•	Employee benefit plans, including health insurance, life insurance, and other insurance or 401k plans;

	•	Employer-paid federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

	•	Employer-paid business expenses and employee international allowances.

The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2011 and 2010. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Home Purchase

In May 2010, Worldwide Wynn entered into a new employment agreement with Linda Chen, who is also a director of Wynn Macau, Limited and Wynn Resorts Limited. Under the terms of the employment agreement, Worldwide Wynn caused Wynn Macau to purchase a house in Macau for use by Ms. Chen. As at 30 June 2011, the net carrying amount of the house together with improvements and its land lease right was HK$52.5 million (31 December 2010: HK$44.6 million).

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula.  In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that adds a fully integrated resort hotel, opened on 21 April 2010.

Our Macau resort complex features:

•	Approximately 265,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker area;

•	Two luxury hotel towers with a total of 1,009 spacious rooms and suites;

•	Casual and fine dining in eight restaurants;

•
Approximately 54,200 square feet of high-end, brand-name retail shopping, including stores and boutiques by Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu, and others;

•	Recreation and leisure facilities, including two health clubs and spas, a pool; and

•	Lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 30 June
	2011	2010

VIP table games	255	234
Mass market table games	225	212
Slot machines	1,053	1,155
Poker tables	11	11

In response to our evaluation of our operations and the feedback from our guests, we have been, and will continue to make enhancements and refinements to our resort complex.

Cotai Development

The Group has applied to the government of Macau for a land concession on approximately 52 acres of land on Cotai and is awaiting final government approval on the concession. Subsequent to government approval, we anticipate the construction of a full scale integrated resort containing a casino, approximately 1,500 rooms, convention, retail, entertainment and food and beverage offerings. We continue to finalize the project scope and budget.

Cotai Land Agreement

On 1 August 2008, Palo Real Estate Company Limited entered into an agreement with a Macau incorporated company that is not a connected person of the Group to make a one-time payment in the amount of US$50 million (approximately HK$389.3 million) in consideration of its relinquishment of certain rights in and to any future development on the approximately 52 acres of land on Cotai. The payment will be made within 15 days after the Macau government publishes the Group’s rights to the land in the Macau government’s official gazette. The Group has filed an application for the land with the Macau government and is awaiting final approval.

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999.  Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and less than one hour away via ferry from, Hong Kong.  Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane.  We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers.  According to Macau Statistical Information, casinos in Macau generated approximately HK$120.5 billion in gaming revenue during the six months ended 30 June 2011, an increase of approximately 44.5% over the approximate HK$83.4 billion generated in the six months ended 30 June 2010, making Macau the largest gaming market in the world.

Macau’s gaming market is primarily dependent on tourists.  The Macau market has experienced tremendous growth in capacity in the last several years.  As at 31 May 2011, there were 21,518 hotel rooms and as at 30 June 2011, there were 5,237 table games in Macau, compared to 12,978 hotel rooms and 2,760 table games as at 31 December 2006.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years. We have benefited from the rise in visitation to Macau over the past several years.

Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Singapore.  According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 89.1% of visitors to Macau in the six months ended 30 June 2011 were from mainland China, Hong Kong, and Taiwan.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

—	Prevailing economic conditions in mainland China and Asia;

—	Various countries’ policies on the issuance of travel visas that may be in place from time to time and could affect travel to Macau;

—	Competition from other destinations which offer gaming and leisure activities;

—	Possible changes to government restrictions on currency conversion or the ability to export currency from mainland China or other countries;

—	Occurrence of natural disasters and disruption of travel; and

—	Possible outbreaks of infectious disease.

Economic and Operating Environment

Our operating environment has remained stable during the six months ended 30 June 2011. However, economic conditions can have a significant impact on our business.  A number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affect travel to Macau and any outbreak of infectious diseases can negatively impact the gaming industry in Macau and our business.

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of gaming operators and casino properties in Macau.  Currently, there are six gaming operators in Macau, including WRM.  The three concessionaires are WRM, SJM, and Galaxy which opened Galaxy Macau, a major resort in the Cotai area, on 15 May 2011.  The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau.  As at 30 June 2011, there were approximately 34 casinos in Macau, including 20 operated by SJM.  Each of the current six operators has operating casinos and expansion plans announced or underway.

Wynn Macau also faces competition from casinos primarily located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands which opened in February and April 2010, respectively, in Singapore, Genting Highlands Resort located outside of Kuala Lumpur, Malaysia and casinos in the Philippines.  Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia.  Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A significant amount of our casino play is brought to us by gaming promoters.  Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

Gaming promoters introduce premium VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements.  In addition, gaming promoters often grant credit to their players.  In exchange for their services, Wynn Macau generally pays the gaming promoters a percentage of the gross gaming win generated by each gaming promoter.  Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters for their compensation.  The total amount of commissions paid to these promoters and netted against casino revenues were HK$3.8 billion and HK$2.6 billion for the six months ended 30 June 2011 and 2010, respectively.  Commissions increased 47.4% for the six months ended 30 June 2011 compared to the six months ended 30 June 2010, due to increased volumes of play generated by gaming promoters and the addition of two new gaming promoters.  Additionally, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover their clients generate.

The allowance is available for room, food and beverage and other products and services for discretionary use with clients.  We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements.  These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month.  The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$361.4 million and HK$61.2 million as at 30 June 2011 and 2010, respectively.  These outstanding commissions were cleared no later than the fifth day of the succeeding month and prior to the advancement of any further funds to a gaming promoter.  We believe we have developed strong relationships with our gaming promoters.  Our commission percentages have remained stable throughout our operating history.

Premium Credit Play

We selectively extend credit to players contingent upon our marketing team’s knowledge of the players, their financial background and payment history.  We follow a series of credit procedures and require from each credit recipient various signed documents that are intended to ensure among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides.  In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often can assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized.  In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant to a player.

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition.  The shift in the mix of our games will affect casino profitability.

ADJUSTED EBITDA

Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, and other non-operating income/(expense).  Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies.  Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support services and other support services in arriving at operating profit.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profit, for the six months ended 30 June 2011 and 2010.

	For the Six Months Ended 30 June
	2011	2010
	HK$	HK$
	(in thousands)

Operating profit	2,483,282	2,059,591
Add
Depreciation and amortization	540,572	445,363
Pre-opening costs(1)	—	54,571
Property charges and other	849,311	22,945
Share-based payments	24,957	23,302
Wynn Macau, Limited corporate expenses	11,374	13,135

Adjusted EBITDA	3,909,496	2,618,907

Note:

(1)	Pre-opening costs for the six months ended 30 June 2010 consisted primarily of payroll attributable to staff engaged in the start-up operations of Encore which opened on 21 April 2010.

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of comprehensive income line items and certain other data.

	For the Six Months Ended 30 June
	2011	2010
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)

Total casino revenues(1)	13,510,030	9,510,861

Rooms(2)	65,865	57,022
Food and beverage(2)	94,198	76,033
Retail and other(2)	667,690	496,037

Total operating revenues	14,337,783	10,139,953

VIP table games turnover	482,143,692	325,643,185
VIP gross table games win(1)	13,482,862	9,671,634

Mass market table games drop	10,684,063	8,362,061
Mass market gross table games win(1)	2,973,669	1,883,437

Slot machine handle	23,096,469	15,450,526
Slot machine win(1)	1,151,661	753,167

Average number of gaming tables(3)	475	417
Daily gross win per gaming table(4)	191,411	152,976

Average number of slots(3)	1,026	1,180
Average daily win per slot(4)	6,202	3,526

Notes:

(1)
Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because gross table games win is calculated before commissions and discounts, and only recorded as revenues after the relevant commissions and discounts have been deducted. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

	For the Six Months Ended 30 June
	2011	2010
	HK$	HK$
	(in thousands)

VIP gross table games win	13,482,862	9,671,634
Mass market gross table games win	2,973,669	1,883,437
Slot machine win	1,151,661	753,167
Poker revenues	62,118	48,093
Commissions and discounts	(4,160,280)	(2,845,470)

Total casino revenues	13,510,030	9,510,861

(2)
Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

	For the Six Months Ended 30 June
	2011	2010
	HK$	HK$
	(in thousands)

Room revenues	65,865	57,022
Promotional allowances	372,842	230,489

Adjusted room revenues	438,707	287,511

Food and beverage revenues	94,198	76,033
Promotional allowances	252,289	170,595

Adjusted food and beverage revenues	346,487	246,628

Retail and other revenues	667,690	496,037
Promotional allowances	16,404	7,130

Adjusted retail and other revenues	684,094	503,167

(3)	For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period.

(4)
Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable period. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial information, because figures in our financial information are calculated net of commissions and discounts and the total table games win herein is calculated before commissions and discounts.

Discussion of Results of Operations

Financial results for the six months ended 30 June 2011 compared to financial results for the six months ended 30 June 2010

Our results of operations for the periods presented are not comparable as the six months ended 30 June 2011 include the operations of Encore for the full period whereas the six months ended 30 June 2010 only included the operations of Encore from its opening on 21 April 2010 through 30 June 2010.

Operating Revenues

Total operating revenues increased by 41.4% from HK$10.1 billion in the six months ended 30 June 2010 to HK$14.3 billion in the six months ended 30 June 2011. We believe this increase was due to a combination of factors, including increased visitation and overall gaming volumes in Macau during the first half of 2011, as well as the opening of Encore on 21 April 2010.

Casino Revenues

Casino revenues increased by 42.0%, from HK$9.5 billion (93.8% of total operating revenues) in the six months ended 30 June 2010 to HK$13.5 billion (94.2% of total operating revenues) in the six months ended 30 June 2011. The components and reasons are as follows:

VIP casino gaming operations.  VIP gross table games win increased by 39.4%, from HK$9.7 billion in the six months ended 30 June 2010 to HK$13.5 billion in the six months ended 30 June 2011. VIP table games turnover increased by 48.1%, from HK$325.6 billion in the six months ended 30 June 2010 to HK$482.1 billion in the six months ended 30 June 2011. VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) was 2.97% in the six months ended 30 June 2010 compared to 2.80% in the six months ended 30 June 2011 (win percentages are within the expected range of 2.7% to 3.0%). On 21 April 2010, we added 37 VIP tables with the opening of Encore which helped drive some of the growth in our VIP segment during the six months ended 30 June 2011 compared to the prior year.

Mass market casino gaming operations.  Mass market gross table games win increased by 57.9%, from HK$1.9 billion in the six months ended 30 June 2010 to HK$3.0 billion in the six months ended 30 June 2011. Mass market table games drop increased by 27.8%, from HK$8.4 billion in the six months ended 30 June 2010 to HK$10.7 billion in the six months ended 30 June 2011. The mass market gross table games win percentage (calculated before discounts) was 22.5% in the six months ended 30 June 2010 compared to 27.8% in the six months ended 30 June 2011, which was within the expected win percentage range of 26% to 28%. We have increased our expected mass market range to 26%–28% based on our experience since the opening of Encore.

Slot machine gaming operations.  Slot machine win increased by 52.9% from HK$753.2 million in the six months ended 30 June 2010 to HK$1.2 billion in the six months ended 30 June 2011.  Slot machine handle increased by 49.5%, from HK$15.5 billion in the six months ended 30 June 2010 to HK$23.1 billion in the six months ended 30 June 2011.  The increases resulted primarily from increased visitation to our resort and the opening of Encore in April 2010.  Consequently, total gross slot win increased and slot machine win per unit per day increased by 75.9% from HK$3,526 in the six months ended 30 June 2010 to HK$6,202 in the six months ended 30 June 2011.

Non-casino Revenues

Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, increased by 31.6%, from HK$629.1 million (6.2% of total operating revenues) in the six months ended 30 June 2010 to HK$827.8 million (5.8% of total operating revenues) in the six months ended 30 June 2011.  The increase in revenues was largely due to stronger retail sales in the six months ended 30 June 2011 and the opening of Encore in April 2010.

Room.  Our room revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 15.5% from HK$57.0 million in the six months ended 30 June 2010 to HK$65.9 million in the six months ended 30 June 2011.  The increase is due to the 414 additional suites added with the addition of Encore in April 2010 and the increase in average daily room rate and occupancy rate compared to the prior year.

Management also evaluates room revenues on an adjusted basis which include promotional allowances.  Adjusted room revenues including promotional allowances increased by 52.6% from HK$287.5 million in the six months ended 30 June 2010 to HK$438.7 million in the six months ended 30 June 2011.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the Six Months Ended 30 June
	2011	2010

Adjusted Average Daily Rate (includes promotional allowances of HK$2,063 in the six months ended 30 June 2011 and HK$1,782 in the six months ended 30 June 2010)	HK$2,418	HK$2,216

Occupancy	89.6%	85.0%

Adjusted REVPAR (includes promotional allowances of HK$1,848 in the six months ended 30 June 2011 and HK$1,514 in the six months ended 30 June 2010)	HK$2,166	HK$1,884

Food and beverage.  Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, totaled HK$94.2 million in the six months ended 30 June 2011, a 23.9% increase from the six months ended 30 June 2010 revenues of HK$76.0 million. The increase reflects higher business volumes and the opening of Encore in April 2010.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues in the six months ended 30 June 2011, adjusted to include these promotional allowances were HK$346.5 million, a 40.5% increase from the six months ended 30 June 2010 adjusted revenues of HK$246.6 million reflecting the increase in business volumes and the opening of Encore in April 2010.

Retail and other.  Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 34.6%, from HK$496.0 million in the six months ended 30 June 2010 to HK$667.7 million in the six months ended 30 June 2011. The increase was due primarily to increased same-store sales and new outlets at Encore including Chanel, Piaget and Cartier.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 36.0% from HK$503.2 million in the six months ended 30 June 2010 to HK$684.1 million in the six months ended 30 June 2011, reflecting the increased same-store sales and the new outlets at Encore.

Operating Costs and Expenses

Gaming taxes and premiums.  Gaming taxes and premiums increased by 42.5%, from HK$4.9 billion in the six months ended 30 June 2010 to HK$7.0 billion in the six months ended 30 June 2011. This increase was due to increased gross gaming win from the six months ended 30 June 2011 compared to the six months ended 30 June 2010. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, Wynn Macau is also required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs.  Staff costs increased by 16.7%, from HK$879.2 million in the six months ended 30 June 2010 to HK$1,026.1 million in the six months ended 30 June 2011. The increase was primarily due to the hiring of additional staff for Encore.

Other operating expenses.  Other operating expenses increased by 34.0%, from HK$1.8 billion in the six months ended 30 June 2010 to HK$2.5 billion in the six months ended 30 June 2011. The increase in other operating costs was primarily due to the opening of Encore.

Depreciation and amortization.  Depreciation and amortization increased by 21.4% from HK$445.4 million in the six months ended 30 June 2010 to HK$540.6 million in the six months ended 30 June 2011. This increase was primarily due to the impact of assets placed in service with the opening of Encore in April 2010.

Property charges and other.  Property charges and other increased from HK$22.9 million in the six months ended 30 June 2010 to HK$849.3 million in the six months ended 30 June 2011. Included in property charges and other for the six months ended 30 June 2011 is a charge of HK$831.1 million reflecting the present value of a charitable contribution made by WRM to the University of Macau Development Foundation. This contribution consists of a MOP200.0 million (approximately HK$194.2 million) payment made in May 2011, and a commitment for additional donations of MOP80.0 million (approximately HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive, for a total of MOP1,080.0 million (approximately HK$1,048.5 million). The amount reflected in our accompanying condensed consolidated statement of comprehensive income has been discounted using our current estimated borrowing rate over the time period of the remaining committed payments. Other charges in each period represent gain/ loss on the sale of equipment as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses increased by 46.7%, from HK$8.1 billion in the six months ended 30 June 2010 to HK$11.9 billion in the six months ended 30 June 2011.

Finance Revenues

Finance revenues increased from HK$0.3 million in the six months ended 30 June 2010 to HK$9.9 million in the six months ended 30 June 2011. During 2011 and 2010, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. While we have recently invested in certain corporate debt securities which contributed to the increase in interest income, the majority of our short-term investments are primarily in time deposits with a maturity of three months or less.

Finance Costs

Finance costs increased by 26.9%, from HK$107.1 million in the six months ended 30 June 2010 to HK$135.9 million in the six months ended 30 June 2011. Finance costs increased in the six months ended 30 June 2011 primarily due to the reduction in capitalized interest for Encore which opened in April 2010, offset in part by the reduction in amounts outstanding under the revolver component of the Wynn Macau Credit Facility and lower interest rates in 2011 compared to 2010.

Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates. These transactions do not qualify for hedge accounting.

Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each period. We recorded a gain of HK$46.7 million for the six months ended 30 June 2011 resulting from the increase in the fair value of our interest rate swaps in the six months ended 30 June 2011. We recorded an expense of HK$5.6 million in the six months ended 30 June

2010 resulting from the decrease in the fair value of our interest rate swaps in the six months ended 30 June 2010.

Income Tax Expense

For the six months ended 30 June 2011, our income tax expense was HK$3.5 million compared to an income tax expense of HK$36.1 million in the six months ended 30 June 2010. Our current tax expense for the six months ended 30 June 2011 primarily relates to the current tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. In the six months ended 30 June 2010, our income tax expense mainly related to the amount accrued for the WRM Shareholder Dividend Tax Agreement and a deferred tax expense recorded by WRM resulting from derecognizing certain deferred tax assets.

Net Profit Attributable to Owners of the Company

As a result of the foregoing, net profit attributable to owners of the Company increased by 26.5%, from HK$1.9 billion in the six months ended 30 June 2010 to HK$2.4 billion in the six months ended 30 June 2011.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Our cash balances as at 30 June 2011 were HK$7.5 billion. Such cash is available for operations, new development activities, enhancements to Wynn Macau and Encore and general corporate purposes.  In addition, as at 30 June 2011, we had HK$7.7 billion available to draw under the Wynn Macau Credit Facilities.

Investments

As at 30 June 2011, the Group had net investments in Offshore RMB denominated debt securities with maturities of up to three years that amounted to Offshore RMB214.3 million (approximately HK$257.8 million) compared to nil as at 31 December 2010.

Gearing Ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 30 June 2011 and 31 December 2010.

	As at
	30 June 2011	31 December 2010
	HK$	HK$
	(in thousands)

Interest bearing loans and borrowings, net	4,191,496	4,949,703
Accounts payable	1,104,258	1,018,016
Other payables and accruals	5,118,307	3,665,441
Amounts due to related companies	206,839	235,922
Other liabilities, net of uncertain tax position	146,556	23,794
Less: cash and cash equivalents	(7,483,917)	(3,819,163)

Net debt	3,283,539	6,073,713
Equity	6,735,039	4,297,089
Total capital	6,735,039	4,297,089
Capital and net debt	10,018,578	10,370,802
Gearing ratio	32.8%	58.6%

Cash Flows

The following table presents a summary of the Group’s cash flows for the six months ended 30 June 2011 and 2010.

	For the Six Months Ended 30 June
	2011	2010
	HK$	HK$
	(in millions)

Net cash generated from operating activities	4,948.1	2,789.1
Net cash used in investing activities	(393.0)	(818.4)
Net cash used in financing activities	(890.4)	(2,968.8)

Net increase/(decrease) in cash and cash equivalents	3,664.7	(998.1)
Cash and cash equivalents at beginning of period	3,819.2	5,229.0

Cash and cash equivalents at end of period	7,483.9	4,230.9

Net cash generated from operating activities

Our net cash generated from operating activities is primarily affected by operating profit generated by our Macau Operations as a result of increased casino revenues, continued costs control, and benefits from changes in working capital. Net cash from operating activities was HK$4.9 billion in the six months ended 30 June 2011 compared to HK$2.8 billion in the six months ended 30 June 2010.

Operating profit was HK$2.5 billion for the six months ended 30 June 2011 compared to HK$2.1 billion for the six months ended 30 June 2010.

Net cash used in investing activities

Net cash used in investing activities was HK$393.0 million in the six months ended 30 June 2011, compared to net cash used in investing activities of HK$818.4 million in the six months ended 30 June 2010.

Capital expenditures were HK$141.0 million for the six months ended 30 June 2011, and related primarily to renovation projects to enhance and refine the Macau Operations. Capital expenditures for the six months ended 30 June 2010 were HK$771.9 million and related primarily to the construction of Encore.

Net cash used in financing activities

Net cash used in financing activities was HK$890.4 million during the six months ended 30 June 2011 compared to HK$3.0 billion during the six months ended 30 June 2010.

The difference between net cash flow used in 2011 compared to 2010 is primarily due to a HK$2.9 billion repayment of the senior revolving credit facility under Wynn Macau Credit Facilities made in 2010 compared to a HK$779.5 million repayment of the facilities made in 2011.

Indebtedness

The following table presents a summary of our indebtedness as at 30 June 2011 and 31 December 2010.

Indebtedness information

	As at
	30 June 2011	31 December 2010
	HK$	HK$
	(in thousands)

Senior revolving credit facility	—	779,521
Senior term loan facility	4,287,223	4,287,283

Total	4,287,223	5,066,804

The Group had approximately HK$7.7 billion available to draw under the Wynn Macau Credit Facilities as at 30 June 2011.

Wynn Macau Credit Facilities

Overview

As at 30 June 2011, WRM’s credit facilities consisted of HK$12.0 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including a HK$4.3 billion fully funded senior term loan facility and a HK$7.7 billion senior revolving credit facility. The facilities may be used for a variety of purposes, including further enhancements at our resort, investments in other projects in Macau and general corporate purposes.

We have the ability to increase secured debt under the Wynn Macau Credit Facilities by up to an additional US$50 million (approximately HK$389.3 million).

As at 30 June 2011, we had total bank and other borrowings under the Wynn Macau Credit Facilities of HK$4.3 billion, of which HK$1.2 billion was denominated in U.S. dollars and HK$3.1 billion was denominated in Hong Kong dollars.

In July 2009, as part of the Group Reorganization, WRM requested and obtained from its syndicate lenders under the Wynn Macau Credit Facilities certain consents necessary to permit the Group Reorganization. As a result, WM Cayman Holdings Limited II became the highest level obligor, guarantor and chargor under the Wynn Macau Credit Facilities and Wynn Group Asia, Inc. ceased to be an obligor, guarantor or chargor under the Wynn Macau Credit Facilities.

The Company is not a party to the Wynn Macau Credit Facilities and has no rights or obligations thereunder.

Principal and Interest

The term loans under the Wynn Macau Credit Facilities mature in June 2014, and the revolving loans under the Wynn Macau Credit Facilities mature in June 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities bore interest at LIBOR or HIBOR plus a margin of 1.75%, through 30 September 2010. Commencing in the fourth quarter of 2010, the revolving loans, the hotel facility of the term loan and tranches A and B of the project facility of the term loan are subject to a margin of 1.25% to 2.00% depending on the Group’s leverage ratio at the end of each quarter. Tranche C of the project facility of the term loan remains subject to a margin of 1.75%. As at 30 June 2011, the weighted average margin is 1.29%.

General Covenants

The Wynn Macau Credit Facilities contain customary covenants restricting certain activities of the obligor group (WM Cayman Holdings Limited II and all of its subsidiaries except Palo Real Estate Company Limited), which does not include the Company, including, but not limited to, the incurrence of additional indebtedness, the incurrence or creation of liens on property, sale and leaseback transactions, the ability to dispose of assets and the making of loans or certain other investments, entering into mergers, consolidations, liquidations or amalgamations, forming or acquiring subsidiaries, amending, modifying or terminating certain material contracts, permits and governing documents, entering into certain transactions with affiliates, changing fiscal periods, entering into business activities other than certain permitted activities, and selling or discounting receivables, in each case, subject to certain permitted exceptions.

Financial Covenants

The Wynn Macau Credit Facilities financial covenants require WRM to maintain a Leverage Ratio, as defined in the Wynn Macau Credit Facilities, of not greater than 3.75 to 1 as at 30 June 2011, and an Interest Coverage Ratio, as defined in the Wynn Macau Credit Facilities, of not less than 2 to 1. Management believes that the Group was in compliance with all covenants as at 30 June 2011. Going forward, the Group is required to maintain a Leverage Ratio not greater than 3.75 to 1 for the quarterly reporting period ending 30 September 2011 and 3.50 to 1 for the quarterly reporting period ending 31 December 2011. The Interest Coverage Ratio requirement remains at not less than 2 to 1 for all 2011 reporting periods.

Compliance with Covenants

The Directors confirm that there is no material non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities.

Mandatory Prepayment

The Wynn Macau Credit Facilities contain mandatory prepayment provisions, which include, among other matters, prepayment of 50% of Excess Cash Flow, as defined in the Wynn Macau Credit Facilities, if WRM’s Leverage Ratio is greater than 4 to 1 for any reporting period. For the six months ended 30 June 2011 and 30 June 2010, the Excess Cash Flow prepayment did not apply as WRM’s Leverage Ratio was not in excess of 4 to 1 for either period.

Dividend Restrictions

WRM and certain of its affiliates are subject to restrictions on payment of dividends or distributions or other amounts to their shareholders or to other affiliates, unless certain financial and non- financial criteria have been satisfied. Provided certain conditions are met, WRM is permitted to pay dividends. The conditions to be satisfied for the payment of dividends include:

•	Compliance with applicable legal requirements;

•	No event of default occurring under the Wynn Macau Credit Facilities;

•	Compliance with the applicable financial covenants; and

•
Such dividends may be made once in each fiscal quarter (and in respect of the first fiscal quarter in a fiscal year, only after borrowings under the Wynn Macau Credit Facilities have been prepaid to the extent required by the application of the excess cash flow mandatory prepayment provisions).

WRM is currently in compliance with all requirements, namely satisfaction of its Leverage Ratio, which must be met in order to pay dividends and is presently able to pay dividends in accordance with the Wynn Macau Credit Facilities.

Events of Default

The Wynn Macau Credit Facilities contain customary events of default, such as failure to pay, breach of covenants, initiation of insolvency proceedings, material adverse effect and cross default provisions. Events of default also include certain breaches of the terms of the Concession Agreement, and the taking of certain formal measures or administrative intervention by the Macau government in respect of the Concession Agreement or the concession for the land on which Wynn Macau is located. The situations triggering an event of default related to WRL’s ownership and control of WRM under the Wynn Macau Credit Facilities have been amended and limited to the situation where Wynn Resorts, Limited ceases to own or control at least 51% of WRM (or ceases to have the ability to direct the management of WRM) pursuant to consent obtained from the relevant parties on 22 August 2011.

Security and Guarantees

Collateral for the Wynn Macau Credit Facilities consists of substantially all of the assets of WRM. Certain of our direct and indirect subsidiaries have executed guarantees and pledged their interests in WRM in support of the obligations under the Wynn Macau Credit Facilities. With respect to the Concession Agreement, the WRM lenders do have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million)

and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

Foreign Exchange Risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Group’s functional and presentation currency, for incorporation into the condensed consolidated financial information. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars, Macau patacas and Offshore RMB, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. In particular, our Group is exposed to foreign exchange risk arising primarily with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca.

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

As at 30 June 2011, the Group had three interest rate swaps intended to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under the first swap agreement, the Group pays a fixed interest rate of 3.63% on U.S. dollar borrowings of approximately US$153.8 million (approximately HK$1.2 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second swap agreement, the Group pays a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK$991.6 million incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. Based on the applicable margin of the Wynn Macau Credit Facilities, as at 30 June 2010, these interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar borrowings at approximately 4.88% to 5.38% and 4.64%, respectively. Both agreements terminate at the end of August 2011.

Under the third swap agreement, the Group pays a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. As at 30 June 2011, this interest rate swap fixes the interest rate on HK$2.3 billion of borrowings under the Wynn Macau Credit Facilities at approximately 3.40%. This interest rate swap agreement will terminate in June 2012.

The carrying values of these interest rate swaps on the condensed consolidated statement of financial position approximates their fair values. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2011 and 2010, were charged to the condensed consolidated statement of comprehensive income.

Our liabilities under the swap agreements are secured by the same collateral package securing the Wynn Macau Credit Facilities.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under the Wynn Macau Credit Facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments (including our development of a project in Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under the Wynn Macau Credit Facilities, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see note 13 to the Interim Financial Information. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES

Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Company’s shares during the six months ended 30 June 2011.

CORPORATE GOVERNANCE REPORT

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code on Corporate Governance Practices contained in Appendix 14 of the Listing Rules.

The Company has complied with the code provisions in the Code (to the extent that such provisions are applicable) since the Listing, except for the following deviations from code provision A.2.1 of the Code.

The Board notes that on 24 February 2011, Dr. Allan Zeman disposed of 10,000 shares in the common stock of Wynn Resorts, Limited on the National Association of Securities Dealers Automated Quotation Global Select Market at US$120 per share. The relevant notice to the Company and the Securities and Futures Commission, which is available to the public, disclosing this event was filed on 28 February 2011.

Stephen A. Wynn as our Chairman and Chief Executive Officer

Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the Audit Committee, Remuneration Committee, and Nomination and Corporate Governance Committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

MODEL CODE FOR SECURITIES TRANSACTIONS BY DIRECTORS

Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code for the six months ended 30 June 2011.

The Board notes that on 24 February 2011, Dr. Allan Zeman disposed of 10,000 shares in the common stock of Wynn Resorts, Limited on the National Association of Securities Dealers Automated Quotation Global Select Market at US$120 per share. The relevant notice to the Company and the Securities and Futures Commission, which is available to the public, disclosing this event was filed on 28 February 2011.

AUDIT COMMITTEE

An Audit Committee has been established by the Company to review and supervise the financial reporting process and internal control procedures of the Group. The Audit Committee comprises one non-executive Director and two independent non-executive Directors of the Company. The Audit Committee members have reviewed the Group’s results for the six months ended 30 June 2011.

INTERIM REPORT

The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit Committee members which comprises three non-executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditors in accordance with Hong Kong Standards on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the Hong Kong Institute of Certified Public Accountants. The report on review of the interim financial information by the auditors will be included in the interim report to be sent to the shareholders.

DEFINITIONS USED IN THIS ANNOUNCEMENT

“Board of Directors” or “Board”	the board of Directors of our Company

“Code on Corporate Governance Practices” or “Code”	the Code on Corporate Governance Practices set out in Appendix 14 of the Listing Rules

“Company” or “our Company”	Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited

“Concession Agreement”	the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002

“Director(s)”	the director(s) of our Company

“Encore” or “Encore at Wynn Macau”	a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010.

“Galaxy”	Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we,” “us” or “our”
our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“Group Reorganization”	the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus

“HIBOR”	Hong Kong Interbank Offered Rate

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IFRS”	International Financial Reporting Standards

“IPO Prospectus”	the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing

“LIBOR”	London Interbank Offered Rate

“Listing”	the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009

“Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (as amended from time to time)

“Macau Operations”	the fully integrated Wynn Macau and Encore at Wynn Macau resort

“Macau” or “Macau Special Administrative Region”	the Macau Special Administrative Region of the PRC

“Melco Crown”	Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“MGM Macau”	MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca”	Macau pataca, the lawful currency of Macau

“Offshore RMB”
RMB maintained outside mainland China, primarily in Hong Kong where RMB trading is officially sanctioned and regulated, that is largely “convertible and transferable”. It is also known as CNH, which refers to offshore RMB primarily traded in Hong Kong (hence the “H”)

“Palo Real Estate Company Limited”
Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company (subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM

“PRC”, “China” or “mainland China”
the People’s Republic of China and, except where the context requires and only for the purpose of this interim announcement, references in this interim announcement to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning

“RMB”	Renminbi, the lawful currency of PRC

“SEC”	the Securities and Exchange Commission in the United States of America.

“Share(s)”	ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholder(s)”	holder(s) of Share(s) of the Company from time to time

“SJM”	Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires

“US$”	United States dollars, the lawful currency of the Untied States

“Venetian Macau”	Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

“WIML”	Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and an affiliate of Wynn Resorts, Limited

“WM Cayman Holdings Limited II”
WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of the Company

“Worldwide Wynn”	Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRL Group”	Wynn Resorts, Limited and its subsidiaries (other than the Group)

“WRM”	Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

“WRM Shareholder Dividend Tax Agreement”
the agreements, entered into during June 2009 and July 2011, each for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010 and MOP15.5 million in years 2011 through 2015 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years

“Wynn Design & Development”	Wynn Design & Development, LLC, a company formed Under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.”	Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Macau”	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau

“Wynn Macau Credit Facilities”
together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.7 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time

“Wynn Resorts Holdings, LLC”	Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts, Limited” or “WRL”	Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, our controlling shareholder (as defined in the Listing Rules)

GLOSSARY OF TERMS USED IN THIS ANNOUNCEMENT

“Adjusted Average Daily Rate”	ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR”	REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“cage”	a secure room within a casino with a facility that allows clients to exchange cash for chips used in the casino’s gaming activities, or to exchange redeemable chips for cash

“casino revenue”	revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and discounts and in accordance with IFRS

“chip(s)”	a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gaming table”	gross gaming win for table games divided by number of tables divided by the number of days in the applicable period

“dealer”	a casino employee who takes and pays out wagers or otherwise oversees a gaming table

“drop”	the amount of cash and promotional coupons deposited in a gaming table’s drop box

“drop box”	a box or container that serves as a repository for cash and promotional coupons

“gaming promoters”
individuals or corporations licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002

“gross gaming revenue” or “gross gaming win”	the total win generated by all casino gaming activities combined, calculated before deduction of commissions and discounts

“gross slot win”
the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions and discounts

“gross table games win”
the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“In-house VIP Program”
an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history

“promotional allowance”	the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“REVPAR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available

“Rolling Chip”	physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players

“turnover”	the sum of all losing Rolling Chip wagers within the VIP program

“VIP client” or “VIP player”	client, patron or players who participates in Wynn Macau’s In-house VIP Program or in the VIP program of any of our gaming promoters

“VIP table games turnover”	turnover resulting from VIP table games only

By order of the Board Wynn Macau, Limited Stephen A. Wynn Chairman

Hong Kong, 23 August 2011

As of the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as executive Directors); Kazuo Okada, Allan Zeman and Marc D. Schorr (as non-executive directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kim-fung Lam (as independent non-executive Directors).